Exhibit 5.1

Sally A. Kay

T: +1 650 843 5582

skay@cooley.com

October 1, 2014

Portola Pharmaceuticals, Inc.

270 E. Grand Avenue

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Portola Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission, including the base prospectus (the “Base Prospectus”) filed with the Registration Statement. The Base Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”) and any free-writing prospectus(es). The Registration Statement, including the Base Prospectus as supplemented from time to time by one or more Prospectus Supplements and any free-writing prospectus(es), covers the registration by the Company of the offer and sale of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”).

The Common Stock is being registered for offer and sale from time to time pursuant to Rule 415 under the Securities Act.

In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

In rendering this opinion, we have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; and (iv) the accuracy, completeness and authenticity of certificates of public officials. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. With respect to our opinion as to the Common Stock, we have assumed that, (a) at the time of issuance and sale by the Company pursuant to the Registration Statement, a sufficient number of shares of Common Stock are authorized and available for issuance and that the consideration for the issuance and sale of the Common Stock is in an amount that is not less than the par value of the Common Stock, and (b) with respect to the sale by a selling stockholder pursuant to the Registration Statement, such shares of Common Stock were originally issued by the Company at a time when a sufficient number of shares of Common Stock were authorized and available for issuance and that the consideration for the issuance and sale of the Common Stock, when originally issued, was actually received and was in an amount that was not less than the par value of the Common Stock.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Portola Pharmaceuticals, Inc.

Page Two

Our opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, provided that (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Base Prospectus, any and all Prospectus Supplement(s) required by applicable laws and any and all free-writing prospectus(es) related to the offer and sale of the Common Stock have been delivered and filed as required by such laws; (ii) the issuance of the Common Stock, when issued, has or had been duly authorized by all necessary corporate action on the part of the Company; (iii) the issuance and sale of the Common Stock, when issued, do or did not violate any applicable law, are or were in conformity with the Company’s then operative Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws (the “Bylaws”), do or did not result in a default under or breach of any agreement or instrument binding upon the Company, and comply or complied with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) the certificates for the Common Stock have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof (against payment therefor with respect to shares issued and sold by the Company pursuant to the Registration Statement), then the Common Stock, when issued (with respect to shares issued and sold by the Company pursuant to the Registration Statement) and sold as contemplated or described in the Registration Statement, the Base Prospectus and the related Prospectus Supplement(s) and any related free-writing prospectus(es) and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement, will be or will have been duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Base Prospectus and any Prospectus Supplements. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

COOLEY LLP

By:	/s/ Sally A. Kay
Sally A. Kay

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM